                             AMENDED AND RESTATED
                            SUBADVISORY AGREEMENT

      THIS AGREEMENT is made by and between OppenheimerFunds, Inc., a
Colorado corporation (the "Adviser"), and Oppenheimer Capital LLC, a Delaware
limited liability company (the "Subadviser"), as of the date set forth below.

                                    RECITAL

      WHEREAS, Oppenheimer Quest Capital Value Fund, Inc. (the "Fund") is
registered under the Investment Company Act of 1940, as amended (the "1940
Act"), as an open-end, diversified management investment company;

      WHEREAS, the Adviser is registered under the Investment Advisers Act of
1940, as amended (the "Advisers Act"), as an investment adviser and engages in the business of acting as an investment adviser;

      WHEREAS, the Subadviser is registered under the Advisers Act as an investment adviser and engages in the business of acting as an investment adviser;

      WHEREAS, the Adviser has entered into an Amended and Restated
Investment Advisory Agreement with the Fund (the "Investment Advisory
Agreement"), pursuant to which the Adviser shall act as investment adviser with respect to the Fund; and

      WHEREAS, pursuant to Paragraph 2 of the Investment Advisory Agreement,
the Adviser retained the Subadviser's subsidiary, OpCap Advisors LLC for purposes of rendering investment advisory services to the Adviser in connection with the Fund pursuant to a Subadvisory Agreement dated as of
March 10, 2000, (the "2000 Subadvisory Agreement") and wishes to continue to retain the Subadviser for such purposes pursuant to this Amended and Restated
Subadvisory Agreement (the "Agreement") upon the terms and conditions herein set forth;

      NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto amend and restate the 2000
Subadvisory Agreement as follows:

I.    Appointment and Obligations of the Adviser.

      The Adviser hereby appoints the Subadviser to render to the Adviser with respect to the Fund, investment research and advisory services as set forth below in Section II, under the supervision of the Adviser and subject to the approval and direction of the Fund's Board of Directors (the "Board"), and the Subadviser hereby accepts such appointment, all subject to the terms and conditions contained herein.  The Subadviser shall, for all purposes herein, be deemed an independent contractor and shall not have, unless otherwise expressly provided or authorized, any authority to act for or represent the Fund in any way or otherwise to serve as or be deemed an agent of the Fund.

II.   Duties of the Subadviser and the Adviser.

      A.    Duties of the Subadviser.

      The Subadviser shall regularly provide investment advice with respect to the Fund and shall, subject to the terms of this Agreement, continuously supervise the investment and reinvestment of cash, securities and instruments or other property comprising the assets of the Fund, and in furtherance thereof, the Subadviser's duties shall include:

            1.    Obtaining and evaluating pertinent information about
            significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund, and whether concerning the
            individual issuers whose securities are included in the Fund or the activities in which such issuers engage, or with respect to securities which the Subadviser considers desirable for inclusion in the Fund's investment portfolio;

            2.    Determining which securities shall be purchased, sold or
            exchanged by the Fund or otherwise represented in the Fund's investment portfolio and regularly reporting thereon to the
            Adviser and, at the request of the Adviser, to the Board;

            3.    Formulating and implementing continuing programs for the
            purchases and sales of the securities of such issuers and
            regularly reporting thereon to the Adviser and, at the request of the Adviser, to the Board; and

            4.    Taking, on behalf of the Fund, all actions that appear to
            the Subadviser necessary to carry into effect such investment program, including the placing of purchase and sale orders, and making appropriate reports thereon to the Adviser and the Board.

      B.    Duties of the Adviser.

      The Adviser shall retain responsibility for, among other things, providing the following advice and services with respect to the Fund:

            1.    Without limiting the obligation of the Subadviser to so
                  comply, the Adviser shall monitor the investment program
                  maintained by the Subadviser for the Fund to ensure that
                  the Fund's assets are invested in compliance with this
                  Agreement and the Fund's Registration Statement, as
                  currently in effect from time to time; and

            2.    The Adviser shall oversee matters relating to Fund
                  promotion, including, but not limited to, marketing
                  materials and the Subadviser's reports to the Board.

III.  Representations, Warranties and Covenants.

      A.    Representations, Warranties and Covenants of the Subadviser.

            1.    Organization.  The Subadviser is now, and will continue to be, a limited liability company duly formed and validly existing under the laws of its jurisdiction of formation, fully authorized to enter into this Agreement and carry out its duties and
            obligations hereunder.

            2.    Registration.  The Subadviser is registered as an
            investment adviser with the Securities and Exchange Commission
            (the "SEC") under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on the Subadviser.  The Subadviser shall maintain such registration or license in effect at all times during the term of this Agreement.

            3.    Best Efforts.  The Subadviser at all times shall provide
            its best judgment and effort to the Adviser and the Fund in carrying out its obligations hereunder.

            4.    Other Covenants.  The Subadviser further agrees that:

                  a.    it will use the same skill and care in providing such
                        services as it uses in providing services to other
                        accounts for which it has investment management
                        responsibilities;

                  b.    it will not make loans to any person to purchase or
                        carry shares of the Fund or make loans to the Fund;

                  c.    it will report regularly to the Fund and to the
                        Adviser and will make appropriate persons available
                        for the purpose of reviewing with representatives of
                        the Adviser on a regular basis the management of the
                        Fund, including, without limitation, review of the
                        general investment strategy of the Fund, economic
                        considerations and general conditions affecting the
                        marketplace;

                  d.    as required by applicable laws and regulations, it
                        will maintain books and records with respect to the
                        Fund's securities transactions and it will furnish to
                        the Adviser and to the Board such periodic and
                        special reports as the Adviser or the Board may
                        reasonably request;

                  e.    it will treat confidentially and as proprietary
                        information of the Fund all records and other
                        information relative to the Fund, and will not use
                        records and information for any purpose other than
                        performance of its responsibilities and duties
                        hereunder, except after prior notification to and
                        approval in writing by the Fund or when so requested
                        by the Fund or required by law or regulation;

                  f.    it will, on a continuing basis and at its own
                        expense, (1) provide the distributor of the Fund (the
                        "Distributor") with assistance in the distribution
                        and marketing of the Fund in such amount and form as
                        the Adviser may reasonably request from time to time,
                        and (2) use its best efforts to cause the portfolio
                        manager or other person who manages or is responsible
                        for overseeing the management of the Fund's portfolio
                        (the "Portfolio Manager") to provide marketing and
                        distribution assistance to the Distributor,
                        including, without limitation, conference calls,
                        meetings and road trips, provided that each Portfolio
                        Manager shall not be required to devote more than 10%
                        of his or her time to such marketing and distribution
                        activities;

                  g.    it will use its reasonable best efforts (i) to retain
                        the services of the Portfolio Manager who manages the
                        portfolio of the Fund, from time to time and (ii) to
                        promptly obtain the services of a Portfolio Manager
                        acceptable to the Adviser if the services of the
                        Portfolio Manager are no longer available to the
                        Subadviser;

                  h.    it will, from time to time, assure that each
                        Portfolio Manager is acceptable to the Adviser;

                  i.    it will obtain the written approval of the Adviser
                        prior to designating a new Portfolio Manager;
                        provided, however, that, if the services of a
                        Portfolio Manager are no longer available to the
                        Subadviser due to circumstances beyond the reasonable
                        control of the Subadviser (e.g., voluntary
                        resignation, death or disability), the Subadviser may
                        designate an interim Portfolio Manager who (a) shall
                        be reasonably acceptable to the Adviser and (b) shall
                        function for a reasonable period of time until the
                        Subadviser designates an acceptable permanent
                        replacement; and

                  j.    it will promptly notify the Adviser of any impending
                        change in Portfolio Manager, portfolio management or
                        any other material matter that may require disclosure
                        to the Board, shareholders of the Fund or dealers.

      B.    Representations, Warranties and Covenants of the Adviser.

            1.    Organization.  The Adviser is now, and will continue to be, duly organized and in good standing under the laws of its state of incorporation, fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

            2.    Registration.  The Adviser is registered as an investment
            adviser with the SEC under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all
            jurisdictions in which its activities require it to be so
            registered or licensed. The Adviser shall maintain such
            registration or license in effect at all times during the term of this Agreement.

            3.    Best Efforts.  The Adviser at all times shall provide its
            best judgment and effort to the Fund in carrying out its
            obligations hereunder.

IV.   Compliance with Applicable Requirements.

      In carrying out its obligations under this Agreement, the Subadviser shall at all times conform to:

      A.    all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder;

      B.    the provisions of the registration statement of the Fund, as the same may be amended from time to time, under the Securities Act of 1933, as amended, and the 1940 Act;

      C.    the provisions of the Fund's Articles of Incorporation or other governing document, as amended from time to time;

      D.    the provisions of the By-laws of the Fund, as amended from time to time;

      E.    any other applicable provisions of state or federal law; and

      F.    guidelines, investment restrictions, policies, procedures or instructions adopted or issued by the Fund or the Adviser from time to time.

      The Adviser shall promptly notify the Subadviser of any changes or amendments to the provisions of B., C., D. and F. above when such changes or amendments relate to the obligations of the Subadviser.

V.    Control by the Board.

      Any investment program undertaken by the Subadviser pursuant to this
Agreement, as well as any other activities undertaken by the Subadviser with respect to the Fund, shall at all times be subject to any directives of the
Adviser and the Board.

VI.   Books and Records.

      The Subadviser agrees that all records which it maintains for the Fund on behalf of the Adviser are the property of the Fund and further agrees to surrender promptly to the Fund or to the Adviser any of such records upon request.  The Subadviser further agrees to preserve for the periods prescribed by applicable laws, rules and regulations all records required to be maintained by the Subadviser on behalf of the Adviser under such applicable laws, rules and regulations, or such longer period as the Adviser may reasonably request from time to time.

VII.  Broker-Dealer Relationships.

      A.    Portfolio Trades.

            The Subadviser, at its own expense, and to the extent
appropriate, in consultation with the Adviser, shall place all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by the Subadviser, which may include, to the extent permitted by the Adviser and the Fund, brokers or dealers affiliated with the
Subadviser.  The Subadviser shall use its best efforts to seek to execute portfolio transactions at prices that are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received.

      B.    Selection of Broker-Dealers.

            With respect to the execution of particular transactions, the
Subadviser may, to the extent permitted by the Adviser and the Fund, select brokers or dealers who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as
amended) to the Fund and/or the other accounts over which the Subadviser or its affiliates exercise investment discretion.  The Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer.
This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion.  The Adviser, Subadviser and the Board shall periodically review the commissions paid by the Fund to determine, among other things, if the commissions paid over representative periods of time were reasonable in relation to the benefits received.

      C.    Soft Dollar Arrangements.

            The Subadviser may enter into "soft dollar" arrangements through the agency of third parties on behalf of the Adviser.  Soft dollar arrangements for services may be entered into in order to facilitate an improvement in performance in respect of the Subadviser's service to the
Adviser with respect to the Fund.  The Subadviser makes no direct payments but instead undertakes to place business with broker-dealers who in turn pay third parties who provide these services.  Soft dollar transactions will be conducted on an arm's-length basis, and the Subadviser will secure best execution for the Adviser.  Any arrangements involving soft dollars and/or brokerage services shall be effected in compliance with Section 28(e) of the
Securities Exchange Act of 1934, as amended, and the policies that the
Adviser and the Board may adopt from time to time.  The Subadviser agrees to provide reports to the Adviser as necessary for purposes of providing information on these arrangements to the Board.

VIII. Compensation.

      A.    Amount of Compensation.  The Adviser shall pay the Subadviser, as compensation for services rendered hereunder, from its own assets, an annual fee, payable monthly, equal to 40% of the investment advisory fee collected by the Adviser from the Fund, based on the total net assets of the Fund existing as of February
            28, 1997 and remaining 120 days later (the "base amount"), plus
            30% of the advisory fee collected by the Adviser, based on the total net assets of the Fund that exceed the base amount (the
            "marginal amount"), in each case calculated after any waivers, voluntary or otherwise.

      B.    Calculation of Compensation.  Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued on the same basis as the advisory fee paid to the Adviser by the
            Fund.  If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees set forth above.

      C.    Payment of Compensation: Subject to the provisions of this paragraph, payment of the Subadviser's compensation for the preceding month shall be made within 15 days after the end of the preceding month.

      D.    Reorganization of the Fund.  If the Fund is reorganized with another investment company for which the Subadviser does not serve as an investment adviser or subadviser, and the Fund is the surviving entity, the subadvisory fee payable under this section shall be adjusted in an appropriate manner as the parties may agree.

IX.   Allocation of Expenses.

      The Subadviser shall pay the expenses incurred in providing services in connection with this Agreement, including, but not limited to, the salaries, employment benefits and other related costs of those of its personnel engaged in providing investment advice to the Fund hereunder, including, without limitation, office space, office equipment, telephone and postage costs and other expenses.  In the event of an "assignment" of this Agreement, other than an assignment resulting solely by action of the Adviser or an affiliate thereof, the Subadviser shall be responsible for payment of all costs and expenses incurred by the Adviser and the Fund relating thereto, including, but not limited to, reasonable legal, accounting, printing and mailing costs related to obtaining approval of Fund shareholders.

X.     Non-Exclusivity.

      The services of the Subadviser with respect to the Fund are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities, subject to the non-competition provisions of a certain "Relationship Restructuring
Agreement" dated as of December 3, 2004, among the Adviser, OpCap Advisors, the Subadviser and Quest For Value Distributors (the "Restructuring
Agreement").  It is understood and agreed that officers or directors of the
Subadviser may serve as officers or directors of the Adviser or of the Fund;
that officers or directors of the Adviser or of the Fund may serve as officers or directors of the Subadviser to the extent permitted by law; and
that the officers and directors of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies
(subject to the provisions of the Restructuring Agreement), provided it is permitted by applicable law and does not adversely affect the Fund.

XI.   Term.

      This Agreement shall become effective on January 1, 2005, and shall remain in force and effect, subject to Paragraphs XII.A and XII.B hereof and approval by the Fund's shareholders, until December 31, 2005.

XII.  Renewal.

      Following the expiration of the term, the Agreement shall continue in full force and effect from year to year until February 28, 2007, provided that such continuance is specifically approved:

      A.    at least annually (1) by the Board or by the vote of a majority of the Fund's outstanding voting securities (as defined in
            Section 2(a)(42) of the 1940 Act), and (2) by the affirmative vote of a majority of the directors who are not parties to this
            Agreement or interested persons of a party to this Agreement
            (other than as a director of the Fund), by votes cast in person at a meeting specifically called for such purpose; or

      B.    by such method required by applicable law, rule or regulation then in effect.

XIII. Termination.

      A.    Termination by the Fund.  This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by vote of a majority of the Fund's outstanding voting
            securities, on sixty (60) days' written notice.  The notice provided for herein may be waived by the party required to be notified.

      B.    Assignment.  This Agreement shall automatically terminate in the event of its "assignment," as defined in Section 2 (a) (4) of the
            1940 Act.  In the event of an assignment that occurs solely due to the change in control of the Subadviser (provided that no condition exists that permits, or, upon the consummation of the assignment, will permit, the termination of this Agreement by the
            Adviser pursuant to Section XIII. D. hereof), the Adviser and the
            Subadviser, at the sole expense of the Subadviser, shall use their reasonable best efforts to obtain shareholder approval of a successor Subadvisory Agreement on substantially the same terms as contained in this Agreement.

      C.    Payment of Fees After Termination.  Notwithstanding the
            termination of this Agreement prior to the tenth anniversary of
            February 28, 1997, the Adviser shall continue to pay to the
            Subadviser the subadvisory fee for the term of this Agreement and any renewals thereof through such tenth anniversary, if: (1) the
            Adviser or the Fund terminates this Agreement for a reason other than the reasons set forth in Section XIII.D. hereof, provided the Investment Advisory Agreement remains in effect; (2) the Fund reorganizes with another investment company advised by the
            Adviser (or an affiliate of the Adviser) and for which the
            Subadviser does not serve as an investment adviser or subadviser and such other investment company is the surviving entity; or (3)
            the Investment Advisory Agreement terminates (i) by reason of an
            "assignment;" (ii) because the Adviser is disqualified from serving as an investment adviser; or (iii) by reason of a
            voluntary termination by the Adviser;  provided that the
            Subadviser does not serve as the investment adviser or subadviser of the Fund after such termination of the Investment Advisory
            Agreement.  The amount of the subadvisory fee paid pursuant to this section shall be calculated on the basis of the Fund's net assets measured at the time of such termination or such
            reorganization.  Notwithstanding anything to the contrary, if the
            Subadviser terminates this Agreement or if this Agreement is terminated by operation of law, due solely to an act or omission by the Subadviser or its subsidiaries, directors, officers, employees or agents (other than by reason of an "assignment"of this Agreement), then the Adviser shall not be liable for any further payments under this Agreement, provided, however, that if at any time prior to the end of the term of the Restructuring any event that would have permitted the termination of this Agreement by the Adviser pursuant to Section XIII. D. (3) hereof occurs, the Adviser shall be under no further obligation to pay any subadvisory fees.

      D.    Termination by the Adviser.  The Adviser may terminate this
            Agreement without penalty and without the payment of any fee or penalty, immediately after giving written notice, upon the occurrence of any of the following events:

            1.    The Fund's investment performance of the Fund's Class A
                  shares compared to the appropriate universe of Class A
                  shares (or their equivalent) used by the Fund to compare
                  its performance, as set forth on Schedule D-1, as amended
                  from time to time, ranks in the bottom quartile for two
                  consecutive calendar years and the Fund's Class A shares
                  have earned a Morningstar three-year rating of less than
                  three (3) stars at the time of such termination; or

            2.    Any of the Subadviser, its subsidiaries, affiliates,
                  directors, officers, employees or agents engages in an
                  action or omits to take an action that would cause the
                  Subadviser to be disqualified in any manner under Section
                  9(a) of the 1940 Act, if the  SEC were not to grant an
                  exemptive order under Section 9(c) thereof or that would
                  constitute grounds for the SEC to deny, revoke or suspend
                  the registration of the Subadviser as an investment adviser with the SEC; or

            3.    Any of the Subadviser, its subsidiaries, affiliates,
                  directors, officers, employees or agents causes a material violation of the Restructuring Agreement; or

            4.    The Subadviser breaches the representations contained in
                  Paragraph III.A.4.i. of this Agreement or any other
                  material provision of this Agreement, and any such breach
                  is not cured within a reasonable period of time after
                  notice thereof from the Adviser to the Subadviser.
                  However, consistent with its fiduciary obligations, for a
                  period of four months the Adviser will not terminate this
                  Agreement solely because the Subadviser has failed to
                  designate an acceptable permanent replacement to a
                  Portfolio Manager whose services are no longer available to the Subadviser due to circumstances beyond the reasonable
                  control of the Subadviser, provided that the Subadviser
                  uses its reasonable best efforts to promptly obtain the
                  services of a Portfolio Manager acceptable to the Adviser
                  and further provided that the Adviser has not unreasonably withheld approval of such replacement Portfolio Manager.

      E.    Transactions in Progress upon Termination.  The Adviser and
            Subadviser will cooperate with each other to ensure that
            portfolio or other transactions in progress at the date of termination of this Agreement shall be completed by the Adviser in accordance with the terms of such transactions, and to this end the Subadviser shall provide the Adviser with all necessary information and documentation to secure the implementation thereof.

XIV.  Non-Solicitation.

      During the term of this Agreement, the Adviser (and its affiliates under its control) shall not solicit or knowingly assist in the solicitation of any Portfolio Manager of the Fund or any portfolio assistant of the Fund then employed by the Subadviser, provided, however, that the Adviser (or its affiliates) may solicit or hire any such individual who (A) the Subadviser
(or its affiliates) has terminated or (B) has voluntarily terminated his or her employment with the Subadviser (or its affiliates) without inducement of the Adviser (or its affiliates under its control) prior to the time of such solicitation.  Advertising in general circulation newspapers or industry newsletters by the Adviser shall not constitute "inducement" by the Adviser
(or its affiliates under its control).

XV.   Liability of the Subadviser.

      In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the
Subadviser or any of its officers, directors or employees, the Subadviser shall not be subject to liability to the Adviser for any act or omission in the course of, or connected with,  rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security; provided, however, that the foregoing shall not be construed to relieve the Subadviser of any liability it may have arising under the
Restructuring Agreement or the Acquisition Agreement dated August 17, 1995, among the Subadviser, the Adviser and certain affiliates of the Subadviser.

XVI.  Notices.

      Any notice or other communication required or that may be given hereunder shall be in writing and shall be delivered personally, telecopied, sent by certified, registered or express mail, postage prepaid or sent by national next-day delivery service and shall be deemed given when so delivered personally or telecopied, or if mailed, two days after the date of mailing, or if by next-day delivery service, on the business day following delivery thereto, as follows or to such other location as any party notifies any other party:

      A.    if to the Adviser, to:

            OppenheimerFunds, Inc.
            Two World Financial Center, 11th Floor
            New York, New York  10281-1008
            Attention:  Robert G. Zack
                       Executive Vice President and General Counsel
            Telecopier: 212-323-4070

      B.    if to the Subadviser, to:

            Oppenheimer Capital
            1345 Avenue of the Americas
            New York, New York  10105-4800
            Attention: Francis C. Poli
                      Secretary
            Telecopier: 212-739-3948

XVII. Questions of Interpretation.

      This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York (without regard to any conflicts of law principles thereof).  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940
Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the
SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

XVIII.      Form ADV - Delivery.

      The Adviser hereby acknowledges that it has received from the
Subadviser a copy of the Subadviser's Form ADV, Part II as currently filed, at least 48 hours prior to entering into this Agreement and that it has read and understood the disclosures set forth in the Subadviser's Form ADV, Part
II.

XIX.  Miscellaneous.

      The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this
Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

XX.   Counterparts.

      This Agreement may be executed in counterparts, each of which shall constitute an original and both of which, collectively, shall constitute one agreement.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed in duplicate by their respective officers as of the 1st day of January,
2005.

                        OppenheimerFunds, Inc.

                                /s/ Robert G. Zack
                        By:   ______________________________
                                Robert G. Zack
                                Executive Vice President and General Counsel

                        Oppenheimer Capital LLC

                                /s/ Francis C. Poli
                        By:   ______________________________

                                Francis C. Poli
                                Senior Vice President and Secretary

SCHEDULE XIII.D.1

      The universe of funds to which Class A shares of the Fund will be compared to so that it can be determined in which quartile the performance ranks shall consist of those fund with the same Lipper investment objective being offered as the only class of shares of such fund or, in the case where there is more than one class of shares being offered, with a front-end load
(typically referred to as Class A shares).  The present Lipper investment objective category for the Fund is: Multi-Cap Value.